EXHIBIT 10.4

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made as of this 11th day of August 2009 by and between Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp. (the “Company”) and Aquifer Capital Group, LLC (“Aquifer”).

R E C I T A L S

WHEREAS, the Company desires to engage Aquifer to perform certain services for the Company, and Aquifer desires to accept such engagement, pursuant to this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Scope of Services.  During the Term (as defined below), Aquifer shall  provide financial advisory services (the “Services”) for a proposed transaction (the “Transaction”) pursuant to which the Company intends to  repurchase or otherwise modify the Company’s outstanding 10% Senior Notes due 2010 (the “Notes”). The Services provided by Aquifer shall include the negotiation of the Transaction  with the holders of the Notes and the structuring of the Transaction, at the request and direction of the Company, pursuant to the terms and conditions of this Agreement.  Aquifer shall devote its time and effort reasonably required to the performance of the Services and shall be available for calls and/or meetings with the Company and/or the holders of the Notes as reasonably requested from time to time by the Company.

2.           Term.  The term ("Term") of this Agreement shall commence on the date of this Agreement and continue through and until the earlier of (i) the consummation of the Transaction or (ii) August 14, 2009, unless sooner terminated pursuant to this Agreement.

3.           Compensation; Expenses.

(a)           As compensation for the Services, upon consummation of the Transaction, the Company shall pay Aquifer a fee equal to 200,000 shares of the Company’s Class A Common Stock (the “Common Stock”), 100,000 of which shares will be issued to Adam M. Mizel and 100,000 of which shares will be issued to Aquifer Opportunity Fund, L.P.

(b)           The Company shall reimburse Aquifer for its direct out-of-pocket reasonable expenses arising from Aquifer’s provision of the Services; provided  that such expenses have been prior approved in writing by the Company.

4.           Termination.  Upon expiration of the Term without the Transaction having been consummated, the Parties may agree in writing to extend the Term.  Upon termination of this Agreement upon expiration of the Term, whether or not so extended, without the Transaction having been consummated, the Company shall only be obligated to pay Aquifer any expenses incurred prior to such termination pursuant to Section 3(b) of this Agreement, but not any compensation.

5.           Confidential Information.

(a)           In connection with the performance of the Services, the Company may disclose to Aquifer certain confidential and proprietary data and information.  Aquifer agrees that the following terms and conditions shall apply to the delivery, disclosure and use of certain technology, know-how, data and/or other information relating to the Company’s (or any affiliate’s) current and/or proposed products or services, including, but not limited to, the Company’s research, products, services, compilations, techniques, development efforts, inventions, processes, designs, drawings, marketing or finances, and all other information (the “Confidential Information”) disclosed by the Company to Aquifer; provided that (i) any Confidential Information disclosed in written or other tangible form is marked as confidential, and (ii) all oral and/or intangible disclosures shall be deemed to include Confidential Information unless expressly confirmed in writing to not be Confidential Information.  Notwithstanding the foregoing, Confidential Information does not include information that:

(i)           Aquifer can establish by competent documentation was known to Aquifer without restriction prior to disclosure by the Company or was independently developed by Aquifer without use of the Confidential Information;

(ii)           is now in, or later comes into, the public domain through no fault of Aquifer;

(iii)           is disclosed to Aquifer without restriction on disclosure by a third party that, to Aquifer’s knowledge, is not bound by confidentiality obligations with the Company; or

(iv)           is required by operation of law to be disclosed by Aquifer, provided, however, that the Company is given reasonable advance notice of the intended disclosure and an opportunity to challenge such legal requirement(s). In the event that Aquifer is requested in a judicial, administrative or governmental proceeding to disclose any of the Confidential Information, Aquifer shall promptly so notify the Company so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.  If the Company fails to obtain such protective order or other remedy or the Company waives compliance with this Agreement, then Aquifer shall furnish only that portion of the Confidential Information which is legally required, provided that Aquifer shall exercise its best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information.

(b)           Aquifer acknowledges and agrees that title to and ownership of the Confidential Information shall remain with the Company, and that the Confidential Information disclosed under this Agreement is confidential and proprietary and constitutes valuable trade secret information of the Company.  Aquifer agrees not to use the Confidential Information for

Aquifer’s own use, or for any other purpose except in connection with scope of the performance of the Services under this Agreement.  Aquifer agrees to exercise Aquifer’s commercially reasonable efforts to prevent the unauthorized disclosure or unauthorized use of the Confidential Information.  Any disclosure of the Confidential Information otherwise prohibited by this Agreement may be made only with the prior written consent of the Company.

(c)           Upon any termination or expiration of this Agreement, Aquifer will return to the Company or destroy (and certify the destruction thereof) any and all Confidential Information disclosed to Aquifer under this Agreement (and all copies of such Confidential Information in Aquifer’ possession or under Aquifer’ control), and all memoranda or other materials prepared by Aquifer reflecting or based on the Confidential Information, within five (5) days of the effective date of termination or expiration.

(d)           It is understood and agreed that irreparable damages would result to the Company from Aquifer’s breach of the provisions of this Section 5, that money damages would not be a sufficient remedy for such breach and that the Company shall be entitled to specific performance or other injunctive relief as a remedy for such breach without the necessity of posting a bond or other security.

6.           Indemnification.  The company shall indemnify Aquifer with respect to any loss, damage, judgment or expense (including but not limited to reasonable legal fees and costs), other than a loss, damage, judgment or expense arising from the fraud, gross negligence, willful misconduct or malfeasance of Aquifer, which Aquifer may incur in connection with any action, claim or proceeding commenced or otherwise brought against it relating to or arising from the provision of the Services.

7.           Independent Contractor.  Notwithstanding that Adam M. Mizel, a principal of Aquifer, is a member of the Board of Directors of the Company, Aquifer has been retained under this Agreement as an independent contractor with no fiduciary or agency relationship to the Company and, as such, shall have no authority to incur any obligation, make any statement or representation on behalf of the Company, bind or commit the Company in any transaction or make, alter, modify or execute any document or agreement of behalf of the Company.  Each of the parties acknowledges that the terms of this agreement were agreed upon after arms length negotiations and that this Agreement is made and executed by and of each party’s own free will.

8.           Notices.  Any notice, request, consent or communication (collectively, “Notice”) sent under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, first class postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) sent by facsimile with receipt confirmed, addressed to the parties at the address set forth on the signature page to this Agreement or such other persons or addresses as shall be furnished in writing by any party to the other party.  A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail in the manner set forth above, properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or

(iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

9.           Amendment and Waiver.  This Agreement may not be modified, amended, altered or supplemented except by written agreement executed by all parties hereto.  Any term or provision of this Agreement may be waived in writing at any time by the party that is entitled to its benefits.

10.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives and permitted successors and assigns.

11.           Headings.  Any headings of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement nor are they to be used in its interpretation.

12.           Counterparts.  This Agreement may be executed in several counterparts; each such counterpart shall be considered an original agreement and all such executed counterparts shall constitute one Agreement.

13.           Governing Law.  This Agreement and all potential claims relating hereto is subject to and shall be enforced in accordance with the laws of the State of New York, without giving effect to its conflict of laws provisions that would require the application of the laws of any other jurisdiction.

14.           Entire Agreement.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties.

15.           Severability.    If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.  In such event, the parties shall negotiate in good faith to replace the invalid or unenforceable provision with another reflecting the same relative distribution of economic benefits and burdens.

16.           Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement, the expiration or termination of this Agreement shall not release the parties from their respective obligations under Sections 3, 5 and 6 hereof, and such Sections shall survive such expiration or termination and remain in effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Services Agreement effective as of the date first above written.

Aquifer Capital Group, LLC By: __/s/ Adam M. Mizel__________ Name: Adam M. Mizel Title: Managing Member
Address:	460 Park Avenue, Suite 2101 New York, New York 10022

Access Integrated Technologies, Inc. By: __/s/ Brian D. Pflug_____________ Name: Brian D. Pflug Title: Senior Vice President
Address:	55 Madison Avenue, Suite 300 Morristown, New Jersey 07960